Exhibit 99.1

SAIC Announces Services and Solutions Sector President Departure

Reston, Va., July 28, 2017---Science Applications International Corp. (NYSE: SAIC) announced today that Sector President Doug Wagoner has resigned from the company, effective September 1.

As president of the Services and Solutions Sector, Doug has overseen more than 13,000 employees and has been responsible for the strategic direction of SAIC’s solutions development.

“Doug has been a highly regarded leader and colleague and we thank him for his many contributions,” CEO Tony Moraco said. “He played an integral role in our 2013 spin off from our legacy company and helped establish a successful operating model for SAIC as a leading technology integrator today.”

Dan Harris, senior vice president and general manager of sector operations and planning, will serve as interim sector president. Harris will report to Chief Operating Officer Nazzic Keene.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

SAIC Media Contact:

Lauren Presti

703.676.8982

lauren.a.presti@saic.com